                                                                      EXHIBIT 11
                                 VF CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                        THREE MONTHS ENDED
                                                     --------------------------
                                                      APRIL 2          APRIL 3
                                                        1994             1993
                                                     ---------         --------
PRIMARY EARNINGS PER SHARE
- - --------------------------

Net income                                            $ 52,898         $ 52,729
Less preferred stock dividends                             783              777
                                                      --------         --------
Net income available to
   common stockholders                                $ 52,115         $ 51,952
                                                      ========         ========


Average number of common
   shares outstanding                                   64,532           62,842
                                                        ======           ======


Primary earnings per share                               $0.81            $0.83
                                                         =====            =====



FULLY DILUTED EARNINGS PER SHARE
- - --------------------------------

Net income                                            $ 52,898         $ 52,729
Increased ESOP contribution
   required if preferred stock
   were converted to common                                379              396
                                                      --------         --------
Fully diluted earnings                                $ 52,519         $ 52,333
                                                      ========         ========


Average number of common
   shares outstanding                                   64,532           62,842
Additional common equivalent
   shares resulting from:
   Conversion of preferred stock                         1,634            1,654
   Dilutive effect of stock options                        347              461
                                                        ------           ------
Average number of common and
   common equivalent shares                             66,513           64,957
                                                        ======           ======


Fully diluted earnings per share                         $0.79            $0.81
                                                         =====            =====





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